Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-1 of Game Your Game, Inc. and its subsidiaries of our report dated September 17, 2025, except for the impact of the 2026 Plan of Conversion, Share Transfer and Reorganization, as described in Note 15, as to which the date is April 20, 2026, (which includes an explanatory paragraph relating to the Game Your Game, Inc.'s ability to continue as a going concern), on our audit of the consolidated financial statements of Game Your Game, Inc. and its subsidiaries as of and for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement. We were dismissed as auditors on January 28, 2026, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in this Registration Statement for the periods after December 31, 2024.

/s/ KNAV CPA LLP
KNAV CPA LLP

Atlanta, Georgia

September 4, 2026